THE COMMUNITY REINVESTMENT ACT QUALIFIED INVESTMENT FUND
                           REGISTRATION NO. 811-09221
                                   FORM N-SAR
                   SEMI-ANNUAL PERIOD ENDED NOVEMBER 30, 1999


SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

(a) Pursuant to a Consent of Sole Shareholder of the Community Reinvestment Act Qualified Investment Fund (the "Trust") dated June 1, 1999, Todd J. Cohen, as sole shareholder, approved the following matters with regards to the Trust: (i) the form, terms and provisions of the Investment Management Agreement between the Trust and CRAFund Advisors, Inc. ;
         (ii) the selection of KPMG LLP as independent accountants for the Trust; and (iii) the selection of additional Trustees.